ITEM 77M: Mergers

Morgan Stanley Institutional Fund, Inc. -
International Equity Portfolio

	On September 27, 2012, a Special Meeting of
Shareholders of Morgan Stanley International Value
Equity Fund ("International Value Equity") was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization Agreement") between International Value Equity and Morgan
Stanley Institutional Fund, Inc. on behalf of the International Equity Portfolio ("MSIF International
Equity"), pursuant to which substantially all of the assets and liabilities of International Value Equity would be combined with those of MSIF International
Equity and shareholders of International Value Equity would become shareholders of MSIF International
Equity receiving shares of MSIF International Equity with a value equal to the value of their holdings in International Value Equity. The Board of Trustees unanimously approved the Reorganization Agreement, and on September 27, 2012 the Reorganization
Agreement was approved by the shareholders of International Value Equity.

	On October 29, 2012, the Reorganization
Agreement between International Value Equity and
MSIF International Equity was completed according to the terms set forth above and in the Reorganization
Agreement.